UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2011

Griffin Capital Net Lease REIT, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-54377

MD	26-3335705
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2121 Rosecrans Avenue, Suite 3321 El Segundo, CA 90245

(Address of principal executive offices, including zip code)

(310) 606-5900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement

On November 18, 2011, the operating partnership of Griffin Capital Net Lease REIT, Inc. (the “Registrant”) and four of the operating partnership’s wholly-owned special purpose entities that own the properties noted below entered into that certain Amended and Restated Credit Agreement (the “Revised KeyBank Credit Agreement”) with KeyBank, National Association (“KeyBank”), as administrative agent, and Bank of America, N.A. (“Bank of America”), as syndication agent (collectively, the “Lenders”), pursuant to which the Lenders provided the operating partnership with financing commitments of $70 million in a revised revolving credit facility, with each Lender committing $35 million.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

At closing, approximately $35.4 million of the revised revolver was utilized, which is secured by the properties the Registrant refers to as the Renfro, Will Partners, ITT and Quad/Graphics properties, leaving an available balance of approximately $1.7 million pursuant to the terms of the revolver.

Affiliates of each of KeyBank and Bank of America serve as joint bookrunners and joint lead arrangers for the revised revolver, which has a term of two years, maturing on November 18, 2013, with a one-year borrower option subject to the payment of an extension fee of 0.25% of the amount then committed. The revised revolver requires monthly interest-only payments.

Under the terms of the Revised KeyBank Credit Agreement, the operating partnership has the option of selecting the applicable variable rate for each revolving loan, or portion thereof, of either (a) LIBOR multiplied by the Statutory Reserve Rate (as defined in the Revised KeyBank Credit Agreement) to which the administrative agent is subject, with respect to this rate, for Eurocurrency funding, plus 2.75% (“LIBOR-based”), or (b) an alternate base rate, which is the greatest of the (i) Prime Rate, (ii) Federal Funds Rate plus 0.50%, or (iii) the adjusted LIBOR-based rate set forth in subsection (a) plus 1.00%, plus 1.75%.

For the initial balance under the revised revolver, the operating partnership elected to have the LIBOR-based rate apply to such amount, which equated to an initial interest rate of approximately 3.0%. The operating partnership may change this election from time to time, as provided by the Revised KeyBank Credit Agreement. Pursuant to the Revised KeyBank Credit Agreement, the operating partnership is subject to certain loan compliance covenants, one of which is a varying interest rate covenant that would require the operating partnership to effect an interest rate hedge if the minimum varying interest rate debt to total debt requirement is not satisfied. The revolver is secured by cross-collateralized first mortgage liens or first lien deeds of trust on all properties acquired using borrowings thereunder. The operating partnership may prepay any amount of the revolver, in $100,000 increments with a minimum prepayment of $500,000, at any time without penalty. Pursuant to that certain Amended and Restated Guaranty dated November 18, 2011 (the “Revised Guaranty”) in favor of the Lenders, the Registrant serves as a guarantor of the full balance due under the revolver.

In addition to the fees previously paid in connection with the original KeyBank credit facility, the operating partnership paid commitment fees of 0.15% of KeyBank’s $35 million initial commitment and 0.40% of Bank of America’s $35 million initial commitment. In addition, the operating partnership paid an arrangement fee of 0.15% of Bank of America’s initial commitment to affiliates of KeyBank and Bank of America and an advisory fee of 0.325% of KeyBank’s initial commitment to KeyBank. The operating partnership will also pay an arrangement fee of 0.15% of any additional commitments, an annual administrative fee of $35,000 that is payable quarterly, an annual facility fee of 0.30% of the average daily balance of unused commitments that is payable quarterly, and will reimburse the Lenders for certain lender and other closing expenses.

During the initial two-year term of the revised revolver, the operating partnership may request an increase in the total commitments up to $150 million, upon which request, the administrative agent shall use its best efforts to obtain increased or additional commitments to fulfill such request. Availability under the revised revolver is limited to the lesser of certain loan-to-value and debt service coverage ratio calculations set forth in the Revised KeyBank Credit Agreement. The Revised KeyBank Credit Agreement and related loan documents contain a number of customary representations, warranties, covenants and indemnities, including, but not limited to (as defined therein), a maximum total leverage ratio (65%) and a minimum interest coverage ratio (1.85 to 1), a minimum fixed charge ratio (1.60 to 1) and minimum tangible net worth of at least $50 million plus 80% of the net proceeds of any equity issuance after the effective date and 100% of the equity in any properties contributed to the Registrant after the effective date, the violation of which would constitute an event of default.

This description of the revised revolver is qualified in its entirety by the Revised KeyBank Credit Agreement and the Revised Guaranty, which are attached as exhibits hereto.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

10.1	Amended and Restated Credit Agreement dated November 18, 2011

10.2	Amended and Restated Guaranty dated November 18, 2011

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Net Lease REIT, Inc.

Date: November 18, 2011	By:	/s/ JOSEPH E. MILLER
Joseph E. Miller
Chief Financial Officer and Treasurer